Exhibit 4.2

                                STORAGE USA, INC.

                               AMENDMENT NO. 2 TO
                             1993 OMNIBUS STOCK PLAN

              This Amendment No. 2, dated as of May 7, 1997, to the Storage USA, Inc. 1993 Omnibus Stock Plan recites and provides as follows:

              A. At a meeting held on May 7, 1997, the Board of Directors of Storage USA, Inc. (the "Company") determined to amend the Company's 1993 Omnibus Stock Plan (the "Plan") to increase the number of shares of the Company's common stock, par value $.01 per share ("Common Stock"), issuable thereunder from 1,000,000 to 2,000,000 and to submit such amendment to the shareholders of the Company at the annual meeting to be held May 7, 1997 (the "Annual Meeting"), pursuant to paragraph 19 of the Plan.

              B. At the Annual Meeting, the holders of a majority of the Company's outstanding shares of Common Stock approved the amendment to the Plan.

              NOW, THEREFORE, the first sentence of paragraph 3 of the Plan is struck out and the following substituted therefor:

                  The Company may grant  awards  under the Plan with  respect to not more than a total of 2,000,000 shares of $.01 par value common stock of the Company (the "Shares") (subject, however, to adjustment as provided in paragraph 18, below).

              IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be executed as of the date first above written.


                                          STORAGE USA, INC.



                                          By:  /s/ Christopher P. Marr
                                               -----------------------
                                                  Christopher P. Marr
                                                  Senior Vice President